FIRST UNION                                                     N   E   W   S

September 6, 1996                            Media Contact: Marianna Sheridan
                                                            First Union
                                                            (704) 383-3715
Investor Contact: Alice Lehman                              Jack McAllister
                  First Union                               Keystone Investments
                  (704) 374-4139                            (617) 338-3319


               FIRST UNION TO BECOME 3RD-LARGEST BANK MUTUAL FUND
                ADVISOR WITH ACQUISITION OF KEYSTONE INVESTMENTS


CHARLOTTE, N.C. - First Union Corporation (NYSE:FTU) has announced an agreement to acquire Keystone Investments, Inc., a Boston-based investment management and mutual fund company with $11.6 billion in assets under management.

This acquisition, combined with the Evergreen family of mutual funds managed by First Union, will create a highly competitive mutual fund complex consisting of 69 individual mutual funds and nearly $27 billion in assets under management.

First Union will become the third-largest bank-advised mutual fund organization, the second-largest bank manager of equity mutual fund assets, and the 27th largest mutual fund manager in America, based on mutual fund assets under management.

The  acquisition  will  provide  extensive  national  and  global   distribution
capabilities,   a  broadened  mutual  fund  product  line  and  state-of-the-art technology, according to First Union.

"First Union is committed to building the premier money management organization in America and the acquisition of Keystone will accelerate our strategy for growing mutual fund assets under management and building non-interest income for the corporation," said Donald McMullen, First Union executive vice president and head of the Capital Management Group.


                                    - MORE -

First Union Corporation                   Contact:
Corporate Communications Division         R. Jeep Bryant
Two First Union Center 0570               Senior Vice President, Media Relations
Charlotte, North Carolina 28288-0570      Work: 704 374-2957
NYSE: FTU and FTUpr                       Home: 704 442-9046


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               FIRST UNION TO BECOME 3RD-LARGEST BANK MUTUAL FUND
              ADVISOR WITH ACQUISITION OF KEYSTONE INVESTMENTS -- 2



"This acquisition offers First Union new market opportunities, solid operating structure and a stronger family of mutual funds that will complement the existing Evergreen product line."

The transaction will be accounted for as a pooling of interests. First Union will issue 2,912,000 shares of common stock for the acquisition. The shares issued by First Union are valued at approximately $183 million based on the closing stock price of $62.875 on September 5, 1996. First Union will also assume approximately $106 million of net debt from Keystone. Net debt is total long-term debt less cash and cash equivalents on the balance sheet

The acquisition is expected to be accretive to earnings per share in 1998 and is scheduled to close in late 1996 or early 1997, subject to approval by shareholders of the Keystone family of mutual funds, regulatory approval, and other conditions of closing.

Keystone Investments, one of the nation's oldest investment management firms, manages 33 retail, three institutional and nine foreign mutual fund portfolios. The company uses a well-established distribution system of more than 3,500 broker/dealers and 27,000 brokers. Equity and fixed income funds account for more than 96.5 percent of the mutual fund assets under management. Keystone has also established a significant global distribution network. It currently ranks as the top foreign mutual fund manager in Japan, based on mutual fund assets under management.

The First Union-advised Evergreen mutual fund family, founded in 1971, now consists of 36 mutual funds. Through internal growth and acquisitions, Evergreen has more than doubled its assets from $7 billion to $16.2 billion since the beginning of 1995. Evergreen was recently ranked among the top 10 mutual fund families in America by Barron's.

Combined, the transaction will provide a powerful distribution network of 4,200 broker/dealers nationwide; nearly 30,000 brokers; 32 external wholesalers and 46 internal salespeople -- as well as global distribution in five countries.

First Union cites Keystone's state-of-the-art transfer agency services among the appealing assets its new partner will bring to the organization. The transfer agency will allow the combined mutual fund family to provide efficient, superior service to shareholders and brokers.

"This is an extremely attractive fit for both institutions. Keystone will gain access to First Union's substantial retail network, while the Evergreen funds will benefit from our well-established broker/dealer relationships throughout the country and the world," said Albert H. Elfner, III, Chairman and Chief Executive Officer of Keystone Investments, Inc. "We are delighted at the prospect of being part of one of the strongest and most dynamic financial service organizations in America."

"Keystone's management style complements First Union's existing strategy and broadens our product line in key areas such as corporate bond funds, small cap global opportunity funds, strategic income funds, international funds and aggressive growth funds," said William M. Ennis, President of Evergreen Investment Services. "Keystone also offers significant economies of scale and critical mass to our Evergreen mutual fund family."

"As a model of operational and technical excellence within the mutual fund industry, Keystone's strong foundation for centralized customer service in Boston is among the attractive features we offer First Union," said Elfner. "By combining with First Union, we have an opportunity to leverage our excellent service over a larger customer base."

"Equally significant, we see an opportunity to continue our emphasis on building a strong investment management capability and to increase our distribution potential substantially."

Following the acquisition, Elfner will remain president, chairman and chief executive officer of Keystone Investments, reporting to McMullen. Ennis will become president of distribution for Keystone and Evergreen Investment Services and assume dual responsibility for distribution, service, sales, marketing and fund administration for both organizations.

First Union Corporation, based in Charlotte, is the nation's sixth-largest bank holding company with assets of approximately $140 billion. First Union is a full financial services provider serving more than 12 million corporate and retail customers throughout the East Coast and the nation.




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